Exhibit 99.1

OS Therapies Terminates Equity Line of Credit

New York, NY, August 25, 2025 – OS Therapies Inc. (NYSE-A: OSTX) (“OS Therapies” or “the Company”), a clinical-stage cancer immunotherapy and antibody drug conjugate biotechnology company, today announced that it terminated its Equity Purchase Agreement (the “ELOC”) with Square Gate Capital Master Fund, LLC — Series 3, effective August 26, 2025.

“The recent success of our warrant exercise inducement and exchange offering provided the Company with $4.2 million in gross proceeds to fund operations into mid-year 2026, through the priority review voucher sunset date of September 30, 2026,” said Paul Romness, MPH, Chairman & CEO of OS Therapies.

Mr. Romness noted, “With the treatment phases of our Phase 2b OST-HER2 clinical trial in osteosarcoma and our Phase 1b OST-504 clinical trial in prostate cancer now complete, our projected monthly burn in the second half of 2025 is significantly less than it was in the first half of 2025. We intend to judiciously allocate our capital primarily to drive towards an approval for OST-HER2 in osteosarcoma while in parallel analyzing the data generated for OST-504 in prostate cancer to determine the next step in its product development life cycle.”

About OS Therapies

OS Therapies is a clinical stage oncology company focused on the identification, development, and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. OST-HER2, the Company's lead asset, is an immunotherapy leveraging the immune-stimulatory effects of Listeria bacteria to initiate a strong immune response targeting the HER2 protein. OST-HER2 has received Rare Pediatric Disease Designation (RPDD) from the U.S. Food & Drug Administration and Fast-Track and Orphan Drug designations from the U.S. FDA and European Medicines Agency. The Company reported positive data in its Phase 2b clinical trial of OST-HER2 in recurrent, fully resected, lung metastatic osteosarcoma, demonstrating statistically significant benefit in the 12-month event free survival (EFS) primary endpoint of the study. The Company anticipates submitting a Biologics Licensing Application (BLA) to the U.S. FDA for OST-HER2 in osteosarcoma in 2025 and, if approved, would become eligible to receive a Priority Review Voucher that it could then sell. OST-HER2 has completed a Phase 1 clinical study primarily in breast cancer patients, in addition to showing preclinical efficacy data in various models of breast cancer. OST-HER2 has been conditionally approved by the U.S. Department of Agriculture for the treatment of canines with osteosarcoma.

In addition, OS Therapies is advancing its next-generation Antibody Drug Conjugate (ADC) and Drug Conjugates (DC), known as tunable ADC (tADC), which features tunable, tailored antibody-linker-payload candidates. This platform leverages the Company's proprietary silicone Si-Linker and Conditionally Active Payload (CAP) technology, enabling the delivery of multiple payloads per linker. For more information, please visit www.ostherapies.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements and terms such as "anticipate," "expect," "intend," "may," "will," "should" or other comparable terms involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of OS Therapies and members of its management, as well as the assumptions on which such statements are based. OS Therapies cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to the approval of OST-HER2 by the U.S. FDA and other risks and uncertainties described in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and other subsequent documents the Company files with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by the federal securities laws, OS Therapies specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OS Therapies Contact Information:

Investor Relations

Harrison Seidner, PhD

WaterSeid Partners

OSTX@waterseid.com

Public Relations

Stephanie Chen

Elev8 New Media

stephanie@elev8newmedia.com

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